Exhibit 99.1

Contact: Neenah, Inc.
Bill McCarthy
Vice President – Investor Relations
(678) 518-3278

Neenah Reports 2020 Fourth Quarter and Full Year Results
Fourth Quarter E.P.S. of $0.59 (Adjusted E.P.S. of $0.87)

ALPHARETTA, GEORGIA – February 17, 2021 – Neenah, Inc. (NYSE:NP) today reported 2020 fourth quarter and full year results.

Fourth Quarter Highlights
•Consolidated revenues of $206.9 million were 8 percent higher than the third quarter, but down 3 percent compared to the prior year. The sequential quarterly increase was due to a continued recovery in both segments with a pronounced rebound in Technical Products.
•Technical Products revenues of $137.1 million were up 11 percent from the prior year, with record fourth quarter adjusted operating income of $18.0 million driven by record sales in the filtration business.
•Consolidated operating income of $14.9 million compared with $22.1 million in the prior year. Operating income included adjusting items of $6.0 million in 2020 and $(1.2) million in 2019 as detailed further in this release. Excluding these items, adjusted operating income increased $5.0 million versus the third quarter, and equaled prior year at $20.9 million.
•Earnings per diluted common share of $0.59 compared to $0.92 in the fourth quarter of 2019.
•Adjusted earnings per share of $0.87 was equal with the prior year. Adjustments in 2020 were primarily for a non-cash impairment charge, pension and SERP settlements, costs associated with COVID-19, and income tax adjustments. In 2019, adjustments were primarily to eliminate a pension plan curtailment gain. Details on all adjusting items are included later in this release.
•Available liquidity of $176 million remained strong, with cash generated from operations of $13.0 million.
•Quarterly cash dividends of $0.47 per share increased 4 percent compared to $0.45 per share in the prior year.

 Full Year Highlights
•Revenues of $792.6 million decreased 16 percent compared to 2019, as a result of lower volumes due to the COVID-19 pandemic.
•Both revenues and adjusted operating income for the Technical Products filtration businesses increased versus the prior year and included the successful commercialization of high performance face mask media in Europe.
•A loss per diluted common share in 2020 of ($0.96) compared to earnings of $3.26 per share in 2019. On an adjusted basis, earnings per share of $2.46 in 2020 compared with $3.47 per share in 2019.
•In addition to new protocols implemented to protect the health and safety of employees, the Company began implementation of the Neenah Operating System, which will deliver improvements in efficiencies and safety and provide over $20 million of annual cost savings when fully implemented.
•In April, the Company published its annual Corporate Sustainability Report, highlighting initiatives and progress in addressing Environmental, Social and Governance matters.
•In July, the Company successfully refinanced its Senior Notes and entered into a $200 million Term B Loan due in 2027.
•The Company maintained strong liquidity throughout 2020 with careful management of working capital and spending, and ended the year with cash and equivalents of $37 million and no borrowings against its $175 million revolving credit facility.

“Adjusted earnings” is a non-GAAP measure and is used to improve comparability of year-on-year results. Adjusted figures are reconciled to GAAP later in this release.

“In the fourth quarter, both business segments continued to deliver improving top and bottom line results, led by strong performance across our Technical Products businesses. Looking back over the past year, our teams have done a tremendous job rising to the unique challenges in 2020 as they focused on protecting the health and safety of our employees, serving the needs of our customers, and maintaining a strong financial position by successfully managing costs and working capital”, said Julie Schertell, Chief Executive Officer. “As we enter 2021, we’re building on this momentum with organic initiatives to drive sales growth and margin improvement as we expand in our four targeted growth platforms, and supplement this with a disciplined and robust M&A pipeline. I’m encouraged by our market and financial positions, our increasing capabilities and the opportunities ahead.”

Fourth Quarter Consolidated Results

Income Statement

Consolidated net sales of $206.9 million in the fourth quarter of 2020 decreased 3 percent compared with $213.6 million in the prior year. Revenues in Technical Products increased 11 percent, while revenues in Fine Paper & Packaging were 23 percent lower. The decrease in consolidated revenues resulted primarily from lower Fine Paper & Packaging volume, and lower net selling prices in both segments, partly offset by higher sales volume in Technical Products and favorable currency effects. While down versus the prior year, fourth quarter consolidated net sales increased 8% from the third quarter 2020.

Selling, general and administrative (SG&A) expense of $21.5 million in the fourth quarter of 2020 decreased $1.8 million compared with 2019 primarily as a result of the significant actions taken in 2020 to manage spending and reduce costs in areas such as marketing, travel and payroll.

Operating income of $14.9 million in 2020 decreased 33 percent compared with $22.1 million in the fourth quarter of 2019. In 2020, operating income included unfavorable adjusting items totaling $6.0 million and in 2019, operating income included favorable items totaling $1.2 million. Excluding these items, adjusted operating income of $20.9 million in 2020 was unchanged from 2019. Operating income in 2020 benefited from lower manufacturing and input costs, net of selling price reductions, and reduced SG&A spending, which were offset by lower Fine Paper & Packaging volumes.

Net interest expense of $3.1 million in the fourth quarter of 2020 increased from $2.8 million in the prior period primarily due to higher amortization expense in 2020 for deferred financing costs on the Term Loan B.

The effective tax rate in the fourth quarter of 2020 was 15 percent compared to a rate of 19 percent in the fourth quarter of 2019. In 2020, while excluded from adjusted earnings, the tax rate included a reduction in tax expense of $0.9 million from utilization of the Coronavirus Aid, Relief and Economic Security Act ("CARES Act"). Among the benefits of the CARES Act was the ability to enhance the value of tax net operating losses ("NOLs") by allowing the carryback of NOLs to tax years in which the U.S. federal statutory income tax rate was 35%. In addition to the income tax benefit of $0.9 million, a corresponding tax receivable of $8.0 million was recorded for this tax refund to be received during 2021.

Cash Flow and Balance Sheet

Cash provided from operations in the fourth quarter of 2020 was $13.0 million compared with $23.2 million in the fourth quarter of 2019. The lower cash generation in 2020 resulted from increased accounts receivable due to sales growth from the third quarter, compared with a decline in sales and accounts receivable in the prior year. Capital spending of $7.1 million in the fourth quarter of 2020 was similar to $7.5 million in the prior year. Net cash generated was used to reduce debt and return cash to shareholders through dividend payments.

Debt as of December 31, 2020 was $194.4 million and decreased from $195.5 million at September 30, 2020 and $200.8 million on December 31, 2019. Cash and cash equivalents as of December 31, 2020 were $37.1 million, down from $41.3 million at September 30, 2020, but up compared to $9.0 million as of December 31, 2019.

Fourth Quarter Segment Results

Technical Products net sales of $137.1 million in the fourth quarter of 2020 increased 11 percent compared with prior year sales of $123.5 million. The revenue increase was driven by higher volume for both filtration and performance materials and favorable foreign currency impacts. These items were partially offset by lower selling prices and a lower value mix in performance materials.
Operating income of $14.0 million in the fourth quarter of 2020 increased from prior year income of $11.3 million. Operating income in 2020 included $4.0 million of unfavorable adjustments related primarily to an impairment loss and other non-routine costs, and in 2019 included a net benefit of $1.6 million related primarily to the curtailment gain for a Dutch pension plan. Excluding these items, adjusted operating income of $18.0 million in 2020 increased $8.3 million from prior year income of

$9.7 million as a result of increased volume, lower input and manufacturing costs, and reduced SG&A that more than offset lower net selling prices.

Fine Paper & Packaging net sales of $69.8 million in the fourth quarter of 2020 was 23 percent lower compared with prior year sales of $90.1 million. The decline was primarily due to lower volumes, with the largest impact in commercial print papers used for end-user advertising and marketing, that was partly offset by growth in premium packaging. In addition, net selling prices were lower in 2020 due to a lower value mix of products sold and modestly lower pricing.

Operating income of $6.6 million in the fourth quarter of 2020 decreased from $15.2 million in 2019. Income in 2020 included adjusting items of $1.1 million for COVID-19 and pension settlement costs, and compared to a $0.4 million of adjusting items in 2019 primarily related to idling of a fine paper machine. Excluding these items, adjusted operating income of $7.7 million in the fourth quarter of 2020 decreased $7.9 million from $15.6 million in 2019 due to lower sales and related manufacturing fixed cost inefficiencies. The impact of lower volumes was partly offset by spending reductions, including SG&A, and modest benefits from lower input costs, net of selling price changes.

Unallocated corporate costs in the fourth quarter of 2020 were $5.7 million compared with $4.4 million in 2019. Unallocated corporate costs included net unfavorable adjustments of $0.9 million in 2020 primarily related to SERP settlements and other non-routine costs. There were no adjustments in 2019. Excluding these items, unallocated corporate costs increased by $0.4 million.

Full Year 2020 Consolidated Results

Consolidated net sales of $792.6 million in 2020 were 16 percent lower than the prior year. The decline in revenues resulted primarily from significant adverse volume impacts from COVID-19. Net sales declined 6% in Technical Products and 29% in Fine Paper and Packaging. In addition, net selling prices were modestly lower in 2020 due both to selling price and mix. The decline in net sales was more pronounced in the Fine Paper and Packaging segment due to reductions in end-use demand for commercial print papers used in advertising and marketing. While down versus prior year, third and fourth quarter 2020 consolidated net sales increased 18% and 8%, respectively, from each of the preceding quarters, as the global markets continued to recover.

Consolidated operating income decreased to a loss of $6.1 million in 2020 from income of $78.3 million in the prior year. Excluding adjusting items noted below, operating income decreased $18.7 million due primarily to lower sales and manufacturing cost inefficiencies related to COVID-19. The impact of lower volumes was only partly offset by spending reductions and lower input costs net of selling price reductions. As presented on the reconciliation table later in this release, we recorded $70.5 million of adjusting items in 2020 including non-cash asset restructuring and impairment costs for long-lived assets, other restructuring and non-routine costs, incremental costs of responding to COVID-19, loss on debt extinguishment, pension and SERP settlements and acquisition due diligence costs. Adjusting items of $4.8 million in 2019 included accelerated depreciation due to idling of a fine paper machine, restructuring and other non-routine costs and pension related gain.
Net income decreased $71.2 million from $55.4 million in 2019 to a loss of $15.8 million in 2020. After excluding items noted on the non-GAAP reconciliation table, adjusted income of $41.9 million decreased $17.1 million in 2020 due to lower adjusted operating income, discussed above. The effective income tax (benefit) rate in 2020 was (16) percent and 17 percent in 2019. The tax (benefit) rate in 2020 was negatively impacted by a $4.6 million increase in the valuation allowance against state tax credits and NOLs.
Earnings (loss) per diluted share of $(0.96) in 2020 compared with $3.26 in 2019. After excluding items noted in the GAAP reconciliation table, 2020 adjusted earnings per share of $2.46 decreased 29 percent compared to $3.47 in 2019.

Cash provided by operating activities of $93.4 million for 2020 was $4.2 million lower than $97.6 million in the prior year. Actions to improve working capital and to reduce spending largely offset the impact from lower earnings.

Capital spending of $18.9 million in 2020 compared with $21.4 million in 2019.

2021 Outlook

The following items are expected to impact 2021 results:
•Continued volume recovery in both segments.
•Rising input costs in the first half of the year, with pricing and other actions taken to mitigate this impact.
•SG&A of approximately $100 million, with unallocated corporate expense of $23 million.
•A stronger euro versus the 2020 average exchange rate of 1.14. Each five cent change impacts quarterly sales by approximately $2.5 million and earnings per share by approximately $0.025.
•An effective income tax rate of approximately 22 percent.
•Capital spending of approximately $35 million.
•The publishing business, previously managed as part of Technical Products, will become part of Fine Paper & Packaging effective January 2021. This business has annual net sales of approximately $30 million, with mid single-digit operating margins.

Reconciliation to GAAP Measures

The Company will report adjustments to GAAP figures when they are believed to improve the comparability and understanding of results. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below and in the financial attachments:

Consolidated Statements of Operations ($ Millions)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
GAAP Operating Income (Loss)	$14.9	$22.1	$(6.1)	$78.3
Asset restructuring and impairment costs	2.5	0.3	57.8	4.7
Other restructuring and non-routine costs	0.1	—	4.2	1.5
COVID-19 costs	1.4	—	3.5	—
Loss on debt extinguishment	—	—	1.9	—
Pension and SERP adjustments	1.6	(1.5)	1.6	(1.4)
Acquisition due diligence costs	0.4	—	1.5	—
Total adjustments	6.0	(1.2)	70.5	4.8
Adjusted Operating Income	$20.9	$20.9	$64.4	$83.1

GAAP Net Income (Loss)	$10.0	$15.6	$(15.8)	$55.4
Asset restructuring and impairment costs	2.5	0.2	44.5	3.5
Other restructuring and non-routine costs	—	—	3.1	1.1
COVID-19 costs	1.0	—	2.6	—
Loss on debt extinguishment	—	—	1.4	—
Pension and SERP adjustments	1.2	(1.1)	1.2	(1.0)
Acquisition due diligence costs	0.4	—	1.2	—
Income tax adjustments	(0.3)	—	3.7	—
Total adjustments	4.8	(0.9)	57.7	3.6
Adjusted Net Income	$14.8	$14.7	$41.9	$59.0

GAAP Earnings (Loss) per Diluted Common Share	$0.59	$0.92	$(0.96)	$3.26
Asset restructuring and impairment costs	0.14	0.01	2.64	0.21
Other restructuring and non-routine costs	—	—	0.18	0.06
COVID-19 costs	0.06	—	0.16	—
Loss on debt extinguishment	—	—	0.08	—
Pension and SERP adjustments	0.07	(0.06)	0.07	(0.06)
Acquisition due diligence costs	0.03	—	0.07	—
Income tax adjustments	(0.02)	—	0.22	—
Total adjustments	0.28	(0.05)	3.42	0.21
Adjusted Diluted E.P.S.	$0.87	$0.87	$2.46	$3.47

Diluted Shares	16,832	16,901	16,834	16,906

Conference Call

The company will hold a conference call to discuss earnings and business results at 11:00 AM (EST) on Thursday, February 18, 2021. Investors and participants who wish to actively participate in the call should register for the earnings call in advance by visiting http://www.directeventreg.com/registration/event/5367477. After registering, instructions will be shared on how to join the call.

Interested parties are invited to listen to the call live via webcast by visiting www.neenah.com and clicking on Investor Relations. An archive of the webcast will be available on the company's web site under Presentations & Events / Event Archive.

A replay of the call will be available until February 25, 2021 and can be accessed as follows:
Encore Dial In #:                  (800) 585-8367 or (416) 621-4642
Replay Access Code:     5367477

Supplemental Information can be found on the Company’s web site under the Investor Relations - Presentations & Events section.

About Neenah, Inc.

Neenah is committed to manufacturing growth for its customers, end-users, shareholders, and employees. With manufacturing facilities in the United States, Europe, and the United Kingdom, we are a leading global manufacturer of specialty materials serving customers across six continents, with headquarters in Alpharetta, GA. We make filtration media, specialty coatings, custom-engineered solutions, as well as premium packaging and sustainable solutions, and our materials are found in a variety of products used every day, such as transportation and water filters, premium packaging of spirits, technology and beauty, industrial labels, tapes and abrasives, and digital printing for high-end apparel. To learn more, please visit www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined under the federal securities laws. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the federal securities laws and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances. These cautionary statements are being made with the intention of obtaining the benefits of the “safe harbor” provisions for forward-looking statements under the federal securities laws.

NEENAH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net sales	$206.9	$213.6	$792.6	$938.5
Cost of products sold	164.3	169.3	639.4	755.1
Gross profit	42.6	44.3	153.2	183.4
Selling, general and administrative expenses	21.5	23.3	88.0	98.6
Asset restructuring and impairment costs	2.5	—	57.8	4.7
Other restructuring and non-routine costs	0.1	0.3	4.2	1.5
COVID-19 costs	1.4	—	3.5	—
Loss on debt extinguishment	—	—	1.9	—
Pension & SERP adjustments	1.6	(1.5)	1.6	(1.4)
Acquisition due diligence costs	0.4	—	1.5	—
Other expense, net	0.2	0.1	0.8	1.7
Operating income (loss)	14.9	22.1	(6.1)	78.3
Interest expense, net	3.1	2.8	12.6	11.8
Income (loss) before income taxes	11.8	19.3	(18.7)	66.5
Provision (benefit) for income taxes	1.8	3.7	(2.9)	11.1
Net income (loss)	$10.0	$15.6	$(15.8)	$55.4

Earnings (Loss) Per Common Share:
Basic	$0.59	$0.92	$(0.96)	$3.27
Diluted	$0.59	$0.92	$(0.96)	$3.26

Weighted Average Common Shares Outstanding (000s)
Basic	16,816	16,829	16,813	16,848
Diluted	16,832	16,901	16,813	16,906

NEENAH, INC. AND SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net Sales
Technical Products	$137.1	$123.5	$508.9	$541.6
Fine Paper and Packaging	69.8	90.1	283.7	396.9
Consolidated	$206.9	$213.6	$792.6	$938.5

Operating Income (Loss)
Technical Products	$14.0	$11.3	$(4.8)	$44.6
Fine Paper and Packaging	6.6	15.2	23.3	53.2
Unallocated corporate costs	(5.7)	(4.4)	(24.6)	(19.5)
Consolidated	$14.9	$22.1	$(6.1)	$78.3

RECONCILIATION OF SEGMENT OPERATING INCOME
(In millions)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Technical Products
GAAP operating income (loss)	$14.0	$11.3	$(4.8)	$44.6
Asset restructuring and impairment costs	2.5	—	54.1	—
Other restructuring and non-routine costs	0.2	(0.1)	0.7	0.3
COVID-19 costs	0.5	—	1.4	—
Loss on debt extinguishment	—	—	0.1	—
Pension and SERP adjustments	0.8	(1.5)	0.8	(1.5)
Adjusted operating income	$18.0	$9.7	$52.3	$43.4

Fine Paper and Packaging
GAAP operating income	$6.6	$15.2	$23.3	$53.2
Asset restructuring and impairment costs	—	0.3	3.7	4.7
Other restructuring and non-routine costs	0.2	0.1	2.2	1.0
COVID-19 costs	0.5	—	1.5	—
Pension and SERP adjustments	0.4	—	0.4	—
Adjusted operating income	$7.7	$15.6	$31.1	$58.9

Other/Unallocated Corporate
GAAP operating costs	$(5.7)	$(4.4)	$(24.6)	$(19.5)
Other restructuring and non-routine costs	(0.3)	—	1.3	0.2
COVID-19 costs	0.4	—	0.6	—
Loss on debt extinguishment	—	$—	1.8	—
Pension and SERP adjustments	0.4	—	0.4	0.1
Acquisition due diligence costs	0.4	$—	1.5	—
Adjusted operating costs	$(4.8)	$(4.4)	$(19.0)	$(19.2)

Consolidated
GAAP operating income (loss)	$14.9	$22.1	$(6.1)	$78.3
Asset restructuring and impairment costs	2.5	0.3	57.8	4.7
Other restructuring and non-routine costs	0.1	—	4.2	1.5
COVID-19 costs	1.4	—	3.5	—
Loss on debt extinguishment	—	—	1.9	—
Pension and SERP adjustments	1.6	(1.5)	1.6	(1.4)
Acquisition due diligence costs	0.4	$—	1.5	—
Adjusted operating income	$20.9	$20.9	$64.4	$83.1

NEENAH, INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In millions)
(Unaudited)

	December 31,
	2020	2019
Assets
Cash and cash equivalents	$37.1	$9.0
Accounts receivable, net	100.2	102.6
Inventories	108.9	122.8
Prepaid and other current assets	25.1	18.3
Total current assets	271.3	252.7
Property, Plant and Equipment, net	329.4	380.6
Lease Right-of-Use Assets	20.2	13.9
Deferred Income Taxes	18.3	13.4
Goodwill and other intangibles, net	150.0	149.8
Other non-current assets	17.4	17.4
Total assets	$806.6	$827.8

Liabilities and Stockholders’ Equity
Debt payable within one year	$4.9	$2.6
Lease liabilities payable within one year	3.2	1.9
Accounts payable	46.0	48.9
Accrued expenses	61.9	47.0
Total current liabilities	116.0	100.4
Long-Term Debt	189.5	198.2
Noncurrent Lease Liabilities	18.4	13.0
Noncurrent Employee Benefits	96.8	93.1
Deferred Income Taxes	12.3	12.9
Other Noncurrent Obligations	6.0	3.9
Total liabilities	439.0	421.5
Stockholders’ equity	367.6	406.3
Total liabilities and stockholders’ equity	$806.6	$827.8

NEENAH, INC. AND SUBSIDIARIES
SELECTED CASH FLOW DATA
(In millions)
(Unaudited)

	Year Ended December 31,
	2020	2019
Operating Activities
Net income (loss)	$(15.8)	$55.4
Depreciation and amortization	36.7	38.9
Stock-based compensation	4.2	5.6
Deferred income tax provision (benefit)	(4.9)	3.4
Asset impairment costs	54.8	—
Loss on debt extinguishment	1.9	—
Pension curtailment (gain)/settlement charge, net of plan payments	1.6	(1.4)
Loss on asset dispositions	—	0.1
Non-cash effects of changes in liabilities for uncertain income tax positions	(0.2)	(0.7)
Net cash provided by (used in) changes in operating working capital, net of effect of acquisitions	18.2	(0.6)
Pension and other post-employment benefits	(5.8)	(3.7)
Noncurrent payroll taxes	2.2	—
Other	0.5	0.6
Net Cash Provided By Operating Activities	93.4	97.6

Investing Activities
Capital expenditures	(18.9)	(21.4)
Proceeds from sale of property, plant and equipment	0.5	—
Other	(1.1)	(1.9)
Net Cash Used In Investing Activities	(19.5)	(23.3)

Financing Activities
Proceeds from issuance of long-term debt	291.6	163.5
Debt issuance costs	(6.0)	(0.4)
Repayments of long-term debt	(295.9)	(201.6)
Cash dividends paid	(31.9)	(30.5)
Shares purchased	(4.8)	(6.2)
Net Cash Used In Financing Activities	(47.0)	(75.2)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	1.2	—
Net Increase (Decrease) in Cash and Cash Equivalents	28.1	(0.9)
Cash and Cash Equivalents, Beginning of Year	9.0	9.9
Cash and Cash Equivalents, End of Year	$37.1	$9.0